Exhibit 4.33

SECOND AMENDMENT TO THE

EXCLUSIVE LICENSE AGREEMENT RENEWAL

by and among

SKINVISIBLE, INC.,

QUOIN PHARMACEUTICALS, INC.,

Dated as of May 8, 2020

SECOND AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT RENEWAL

THIS AMENDMENT TO THE EXCLUSIVE LICENSE AGREMEMENT RENEWAL  (this “Amendment”) is made and entered into as of September 30, 2020, by and among Skinvisible, Inc., a Nevada corporation (referred to as “SKINVISIBLE” ), and Quoin Pharmaceuticals, Inc., a Delaware corporation (“Licensee”).

RECITALS

WHEREAS, the Parties have entered into the EXCLUSIVE LICENSE AGREEMENT dated October 17, 2019;

WHEREAS, the Parties have entered into the EXCLUSIVE LICENSE AGREEMENT RENEWAL dated May 8, 2020;

WHEREAS, the Parties have entered into the FIRST AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT RENEWAL dated July 31, 2020;

WHEREAS, the Parties hereby amend the EXCLUSIVE LICENSE AGREEMENT RENEWAL  as follows:

1.

Section 7.0 License Fee. As partial consideration for the rights conveyed by Skinvisible under this Agreement, Licensee agrees to pay to Skinvisible a one-time, non-refundable, non-creditable license issue fee of one million USD dollars (USD $1,000,000) (“License Fee”) payable as follows:

1.1

The Licensee is currently raising Initial Bridge Financing targeted to be a total of $3,000,000. Upon receipt of the Initial Bridge Financing, Licensee shall pay Skinvisible 10% of the total amount of Initial Bridge Financing.

1.2

The Licensee has agreed terms with Altium Capital for a Second Bridge Financing totaling $3.750,000 across three tranches. The Second Bridge Financing will be paid to the Licensee upon the signing of a definitive merger agreement with a publicly listed company. Upon receipt of each tranche of the Second Bridge Financing, Licensee shall pay Skinvisible 10% of each tranche of the Second Bridge Financing.

1.3

The Licensee has a greed terms with Altium Capital for an Investment in the company totaling $21,500,000-30,000,000.  This Investment will be paid to the Licensee upon the successful closing of a reverse merger with a publicly listed company. Upon receipt of the Investment, Licensee shall pay Skinvisible the remaining outstanding balance of the License Fee.

2.	All other terms and conditions of the Exclusive License Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

SKINVISIBLE, INC.

By:	/s/ Terry Howlet
Name:	Terry Howlett
Title:	President & Chief Executive Officer

QUOIN PHARMACEUTICALS, INC.

By:	/s/ Michael Myers
Name:	Michael Myers, Ph.D.
Title:	President & Chief Executive Officer